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Exhibit 1.2

CAPITAL GROWTH FINANCIAL, LLC

September    , 2004

Hyperspace Communications, Inc.
8480 East Orchard Road, Suite 6600
Greenwood Village, CO 80111

Ladies and Gentlemen:

        We are pleased that Hyperspace Communications, Inc., a Colorado corporation (the "Company") has decided to retain Capital Growth Financial, LLC ("CGF") to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (this "Agreement") will confirm CGF's acceptance of such retention and set forth the terms of our engagement.

        1.    Retention.    The Company hereby retains CGF as its non-exclusive financial advisor and investment banker to provide general financial advisory and investment banking services, for the term specified in Paragraph 2 below, and CGF accepts such retention on the terms and conditions set forth in this Agreement. In such capacity, CGF shall: (i) assist the Company in developing appropriate acquisition criteria and identifying target acquisitions; (ii) assist the Company in evaluating and make recommendations concerning the relationships among the Company's various lines of business and potential areas for business growth; and (iii) provide such other financial advisory and investment banking services upon which the parties may mutually agree.

        2.    Term.    Except as otherwise specified in Paragraph    hereof, this Agreement shall be effective for a two (2) year period commencing                        , 2004 and ending on                        , 2006.

        3.    Information.    In connection with CGF's activities hereunder, the Company will cooperate with CGF and furnish CGF upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the "Information") which CGF deems appropriate and will provide CGF with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to CGF that all Information made available to CGF hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to CGF will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that CGF: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by CGF pursuant to this Agreement may not be disclosed publicly without CGF's prior written consent. CGF hereby acknowledges that certain of the Information received by CGF may be confidential and/or proprietary, including Information with respect to the Company's technologies, products, business plans, marketing, and other Information which must be maintained by CGF as confidential. CGF agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved.

        4.    Compensation.    As consideration for CGF's services pursuant to this Agreement, CGF shall be entitled to receive, and the Company agrees to pay CGF, the following compensation:

  (a)
  The Company shall pay to CGF a fee of $2,816.67 per month for the term of this Agreement. The aggregate sum of $67,600 shall be due and payable upon the execution of this Agreement ("Initial Consulting Fee").

  (b)
  The Company and CGF acknowledge and agree that, in the course of performing services hereunder, CGF may introduce the Company to third parties who may be interested in providing financing to the Company (a "Financing") or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, a "Transaction").

    The Company agrees that, if during the term of this Agreement or within 18 months from the effective date of the termination of this Agreement either the Company or any party to whom the Company was introduced by CGF or who was contacted by CGF in connection with its services for the Company hereunder proposes a Financing or any Transaction involving the Company and CGF is not engaged as the Company's exclusive financial advisor, agent and/or investment banker in connection with such Financing or Transaction, then, if any such Financing or Transaction is consummated, the Company shall pay to CGF:

              (i)  in the event of a Financing, fees in accordance with the Fee Schedule attached hereto as Exhibit B; or

             (ii)  in the case of a Transaction, an amount equal to the greater of: (A) $250,000 or (B) 4.0% of the aggregate consideration paid or received by the Company and/or its shareholders in such Transaction, as the case may be.

    Such fees shall be payable to CGF in cash at the closing or closings of the Financing or Transaction to which it relates.

    The amount of consideration paid in a Transaction shall include, for purposes of calculating such fee, all forms of consideration paid or received, directly or indirectly, by the Company and/or its shareholders in such Transaction, including, without limitation, cash, securities, notes or other evidences of indebtedness, assumption of liabilities (whether by operation of law or otherwise), or any combination thereof. If all or portion of the consideration paid in the Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Company and CGF. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation for the Transaction, then the value of such securities shall be determined based upon the closing or last sales price thereof on the date of the consummation of the Transaction. If such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Transaction, then the value thereof shall be the average of the closing prices for the 20 trading days subsequent to the fifth trading day after the consummation of the Transaction. In such event, the fee payable to CGF pursuant to subparagraph 4(c)(ii) shall be paid on the 30th trading day subsequent to consummation of the Transaction. If no public market exists for the common stock, options, warrants or other rights issued in the Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company and CGF. If the non-cash consideration paid in the Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to consummation of the Transaction or exists thereafter), the value thereof shall be the maximum liquidation value (without regard to accrued dividends) of the preferred stock or the principal amount of the debt securities, as the case may be.

    Any amounts payable by a purchaser to the Company, any shareholder of the Company or an affiliate of either the Company or any stockholder of the Company in connection with a non-competition, employment, consulting, licensing, supply or other agreement (or payable by the Company if the Company is the acquiring entity) shall be deemed to be part of the consideration paid in the Transaction. If all or a portion of the consideration payable in connection with the Transaction includes contingent future payments, then the Company shall pay to CGF an additional cash fee, determined in accordance with Section 4(c)(ii), as, when and if such contingency payments are received. However, in the event of an installment purchase at a fixed price and fixed time schedule, the Company agrees to pay CGF, upon consummation of such Transaction, an additional cash fee, determined in accordance with this Section 4(c) based upon the present value of such installment payments using a discount rate of 10%. If with respect to any non-cash consideration the Company and CGF are unable to agree on the fair market value thereof, then such value shall be determined by submission of the question to a reputable appraisal firm with experience valuing property of the nature of the subject consideration acceptable to the Company and CGF (the fees and expenses of whom shall be borne equally by the Company and CGF).

        5.    Expenses.    In addition to payment to CGF of the compensation set forth in Section 4 hereof, the Company shall promptly upon request from time to time reimburse CGF for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by CGF in connection with its engagement hereunder. CGF will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $3,000 without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees. Any expenses reimbursed by the Company to CGF will be deductible from the fees due to CGF as described on the Fee Schedule.

        6.    Indemnification.    The Company agrees to indemnify CGF in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the "Indemnification Provisions"), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

        7.    Other Activities.    The Company acknowledges that CGF has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Additionally, CGF shall not be required to devote any minimum amount of time towards providing services to the Company pursuant to this Agreement. Subject to the confidentiality provisions of CGF contained in Section 3 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of CGF or of any member, manager, officer, employee, agent or representative of CGF, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of CGF to render services of any kind to any other corporation, firm, individual or association. CGF may, but shall not be required to, present opportunities to the Company.

        8.    Termination; Survival of Provisions.    Either CGF or the Company may terminate this Agreement at any time upon 30 days' prior written notice to the other party. In the event that CGF terminates this Agreement prior to its expiration, it will promptly return a portion of the Initial Consulting Fee, determined by multiplying $2,816.67 by the number of months remaining under the Agreement, to the Company. In the event of termination of this Agreement by either the Company or CGF, the Company shall pay and deliver to CGF: (i) all compensation earned through the date of such termination ("Termination Date") pursuant to any provision of Section 4 hereof, and (ii) all compensation which may be earned by CGF after the Termination Date pursuant to Section 4 hereof, and shall reimburse CGF for all expenses incurred by CGF in connection with its services hereunder pursuant to Section 5 hereof. Any reimbursement of the Initial Consulting Fee due to the Company shall be paid to the Company on the Termination Date. All such fees and reimbursements due to CGF pursuant to the immediately preceding sentence shall be paid to CGF on or before the Termination

Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or Transaction or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 4 hereof). Notwithstanding anything expressed or implied herein to the contrary the terms and provisions of Sections 4, 5, 6 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 7, 8, 9, 10 and 15 shall survive the termination of this Agreement.

        9.    Notices.    All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to CGF, to Capital Growth Financial, LLC, 225 NE Mizner Blvd., Suite 750, Boca Raton, Florida 33432, Attention: Michael S. Jacobs, President, Fax No. (561) 417-5680, and if to the Company, to the address, set forth on the first page of this Agreement, Attention: President, Fax No.: (303) 566-6514. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

        10.    Governing Law; Jurisdiction; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The Company irrevocably submits to the exclusive jurisdiction of any court of the State of Florida or the United States Federal Courts in the State of Florida for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 9 hereof. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

        11.    Amendments.    This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

        12.    Headings.    The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

        13.    Successors and Assigns.    The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither CGF nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

        14.    No Third Party Beneficiaries.    This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that CGF is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company's stockholders or creditors or any other person by virtue of this Agreement or the retention of CGF hereunder, all of which are hereby expressly waived.

        15.    Waiver.    Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

        16.    Counterparts.    This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

[Signature Page Follows]

        If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours,
CAPITAL GROWTH FINANCIAL, LLC
By:	Michael S. Jacobs President

Agreed to and accepted this            day of September, 2004

Hyperspace Communications, Inc.

By:	Name: Title:

Exhibit A

INDEMNIFICATION PROVISIONS

        Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

        The Company agrees to indemnify and hold harmless CGF and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, "Losses"), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, CGF's acting for the Company, including, without limitation, any act or omission by CGF in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and CGF to which these indemnification provisions are attached and form a part (the "Agreement"), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by CGF of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of CGF by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct.

        These Indemnification Provisions shall extend to the following persons (collectively, the "Indemnified Parties"): CGF, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

        If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company's written consent. The Company shall not, without the prior written consent of CGF, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

        In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by CGF in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by CGF pursuant to the Agreement.

        Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Exhibit B

FEE SCHEDULE

        Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

Financing Fees:	For any Financing the Company shall:
	a)	pay CGF a cash fee of 8% of the amount of capital raised, invested or committed; and
b)
grant CGF Agent Warrants to purchase 8% of the amount of capital raised, invested or committed in the form of, at CGF's option, (a) the securities issued pursuant to a Financing or (b) common stock of the Company. The Agent Warrants shall have (a) an exercise price equal to that of the securities issued pursuant to the transaction, (b) a 5-year term, (c) cashless exercise provisions, (d) standard anti-dilution protections, and (e) one demand registration right and unlimited "piggy-back" registration rights; and
	c)	pay CGF a cash fee for unallocated expenses of 3% of the amount of capital raised, invested or committed; and
d)
agree to pay CGF a warrant solicitation fee for any warrants issued to investors in the Financing, in an amount equal to five percent (5%) of the funds received by the Company upon such exercise, which fee shall be paid at any time that any such warrants are exercised.

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  Exhibit 1.2
Exhibit A INDEMNIFICATION PROVISIONS
Exhibit B FEE SCHEDULE